EXHIBIT 5





                            [Letterhead of]

                           HUNTON & WILLIAMS


                           December 18, 1996


The Board of Directors
Primex Technologies, Inc.
10101 Ninth Street North
St. Petersburg, FL 33716


                       Primex Technologies, Inc.
                  Registration Statement on Form S-8


Ladies and Gentlemen:

          We have acted as Virginia counsel to Primex Technologies, Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement under the Securities Act of 1933, as amended, with respect to 350,000 shares of the Company's Common Stock, $1 par value per share (the "Shares"), to be offered pursuant to the 1996 Long Term Incentive Plan of Primex Technologies, Inc. (the "Plan"). Each Share will be accompanied by one Series A Participating Cumulative Preferred Stock Purchase Right (the "Rights") issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement").

          In rendering this opinion, we have relied upon, among other things, our examination of the Plan and of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. In connection with the filing of such registration statement, we are of the opinion that:

          1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;

          2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any related Award Agreement (as defined in the Plan), will be validly issued, fully paid and non-assessable; and

          3. The Rights have been duly authorized and, when issued in accordance with the terms of the Plan and the Rights Agreement, will be validly issued.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.


                                       Very truly yours,

                                       HUNTON & WILLIAMS